Exhibit 4.1

THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS SECURITY MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) IN COMPLIANCE WITH RULE 144 UNDER THE SECURITIES ACT, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, (C) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY.

12% PROMISSORY NOTE DUE 2026

BioSig Technologies, Inc.

DUE March [___], 20261

Original Issue Date: March [___], 2024	US$[______________]

This Promissory Note, one of a series of duly authorized and issued promissory notes of BioSig Technologies, Inc., a Delaware corporation (the “Company”), designated its 12% Promissory Notes due 2026, with an aggregate principal amount of $[1,000,000] (the “Notes”), is issued to [________________________________________] (together with his/her/its permitted successors and assigns, the “Holder”) in accordance with exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Holder and the other holders of Notes are referred to collectively as the “Holders”). “Dollar” and “$” mean the lawful currency of the United States of America.

Article I. PRINCIPAL; INTEREST; PAYMENTS

Section 1.01  Principal and Interest. (a) FOR VALUE RECEIVED, the Company hereby promises to pay to the Holder, in lawful money of the United States of America and in immediately available funds the principal sum of [____________________________________] Dollars ($[_______________]) on March [____], 20261 (the “Maturity Date”).

(b) The Company further promises to pay interest in cash on the unpaid principal amount of this Note at a rate per annum equal to twelve percent (12%), commencing to accrue on the date hereof and payable on the Maturity Date or earlier prepayment as provided herein. Interest will be computed on the basis of a 360-day year of twelve 30-day months for the actual number of days elapsed.

1 2 years from Original Issue Date

(c) The Company may prepay all or any portion of the principal amount of this Note at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued but unpaid interest thereon to the date of prepayment. No prepaid amount may be reborrowed.

Section 1.02 Absolute Obligation; Ranking. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest (and liquidated damages, if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company. This Note ranks pari passu with all other Notes now or hereinafter issued.

Section 1.03 Paying Agent and Registrar. Initially, the Company will act as paying agent and registrar for the Notes. The Company may change any paying agent, registrar, or Company-registrar by giving the Holder not less than ten (10) Business Days’ written notice of its election to do so, specifying the name, address, telephone number and facsimile number of the paying agent or registrar. The Company may act in any such capacity.

Section 1.04 Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration of transfer or exchange.

Section 1.05 Reliance on Note Register. Prior to due presentment to the Company for transfer of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the records of the Company regarding registration and transfers of this Note (the “Note Register”) as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 1.06 No Security. The obligations of the Company to the Holder under this Note are unsecured.

Article II. EVENTS OF DEFAULT; REMEDIES

Section 2.01 Events of Default. Each of the following events shall constitute a default under this Note (each an “Event of Default”):

(a) failure by the Company to pay any principal amount or interest due hereunder within three (3) Business Days of the date such payment is due;

(b) any representation or warranty made by the Company to the Holder herein is incorrect in any material respect on the date as of which such representation or warranty was made;

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(c) the Company fails to observe or perform any other material covenant, obligation, condition, or agreement contained in this Note, other than those specified in Section 2.01(a), and such failure continues for thirty (30) days after written notice to the Company.

(d) the Company shall: (i) make a general assignment for the benefit of its creditors; (ii) apply for or consent to the appointment of a receiver, trustee, assignee, custodian, sequestrator, liquidator or similar official for itself or any of its assets and properties; (iii) commence a voluntary case for relief as a debtor under the United States Bankruptcy Code; (iv) file with or otherwise submit to any governmental authority any petition, answer or other document seeking: (A) reorganization, (B) an arrangement with creditors or (C) to take advantage of any other present or future applicable law respecting bankruptcy, reorganization, insolvency, readjustment of debts, relief of debtors, dissolution or liquidation; (v) file or otherwise submit any answer or other document admitting or failing to contest the material allegations of a petition or other document filed or otherwise submitted against it in any proceeding under any such applicable law, or (vi) be adjudicated a bankrupt or insolvent by a court of competent jurisdiction;

(e) any case, proceeding or other action shall be commenced against the Company for the purpose of effecting, or an order, judgment or decree shall be entered by any court of competent jurisdiction approving (in whole or in part) anything specified in Section 2.01(e) hereof, or any receiver, trustee, assignee, custodian, sequestrator, liquidator or other official shall be appointed with respect to the Company, or shall be appointed to take or shall otherwise acquire possession or control of all or a substantial part of the assets and properties of the Company, and any of the foregoing shall continue unstayed and in effect for any period of sixty (60) days;

(f) any representation or warranty made by the Company to the Holder in writing in this Note shall be false, incorrect, incomplete or misleading in any material respect when made; or

(g) any default, whether in whole or in part, shall occur in the due observance or performance of any other obligations or covenants, terms or provisions to be performed By the Company under this Note and, if such default is capable of being cured, such default is not cured by the Company within fifteen (15) days after receipt of written notice thereof.

Section 2.02 If any Event of Default specified in Section 2.01(d) or Section 2.01(e) occurs, then the full principal amount of this Note, together with any other amounts owing in respect thereof, to the date of the Event of Default, shall become immediately due and payable without any action on the part of the Holder, and if any other Event of Default occurs, the full principal amount of this Note, together with any other amounts owing in respect thereof, to the date of acceleration, shall become, at the Majority Holders’ (as defined below) election, immediately due and payable in cash. Commencing five (5) days after the occurrence of any Event of Default that results in the eventual acceleration of this Note, interest on this Note shall begin to accrue at the rate of interest specified in Section 1.01(b) PLUS two percent (2%) per annum, or such lower maximum amount of interest permitted to be charged under applicable law. The Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Majority Holders at any time prior to payment hereunder, and the Holder shall have all rights as a Note holder until such time, if any, as the full payment under this Section shall have been received by it. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. “Majority Holders” means at any time a Holder or Holders then holding in excess of 50% of the then aggregate unpaid principal amount of the Notes.

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Article III. REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder on the date hereof as follows:

(a) Existence; Power and Authority; Compliance with Laws. The Company (a) is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of its jurisdiction of organization, (b) has the requisite power and authority, and the legal right, to own, lease, and operate its properties and assets and to conduct its business as it is now being conducted, to execute and deliver this Note, and to perform its obligations hereunder, and (c) is in compliance with all Laws except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Authorization; Execution and Delivery. The execution and delivery of this Note by the Company and the performance of its obligations hereunder have been duly authorized by all necessary corporate action in accordance with all applicable Laws. The Company has duly executed and delivered this Note.

(c) No Approvals. No consent or authorization of, filing with, notice to, or other act by, or in respect of, any Governmental Authority or any other Person is required in order for the Company to execute, deliver, or perform any of its obligations under this Note.

(d) No Violations. The execution and delivery of this Note and the consummation by the Company of the transactions contemplated hereby do not and will not (a) violate any Law applicable to the Company or by which any of its properties or assets may be bound; or (b) constitute a default under any material agreement or contract by which the Company may be bound.

(e) Enforceability. The Note is a valid, legal, and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(f) No Litigation. No action, suit, litigation, investigation, or proceeding of, or before, any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or any of its property or assets with respect to the Notes or any of the transactions contemplated hereby.

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Section 3.02 Representations and Warranties of the Holder. The Holder hereby represents and warrants to the Company on the date hereof as follows:

(a) Investment Purpose. The Holder is acquiring this Note for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act. The Holder agrees not to sell, hypothecate or otherwise transfer this Note it is registered under the federal and applicable state securities laws or unless, in the opinion of counsel satisfactory to the Company, an exemption from such law is available.

(b) Residence of Holder. The Holder resides in the jurisdiction set forth on Signature Page affixed hereto.

(c) Accredited Investor Status. The Holder is an “accredited investor” as defined in Rule 501 of Regulation D as promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act, for the reason(s) specified on the Accredited Investor Certification attached hereto as completed by the Holder, and the Holder shall submit to the Company such further assurances of such status as may be reasonably requested by the Company.

(d) Investor Qualifications. The Holder (i) if a natural person, represents that he or she is the greater of (A) 21 years of age or (B) the age of legal majority in his or her jurisdiction of residence, and has full power and authority to execute and deliver this Note and all other related agreements or certificates and to carry out the provisions hereof and thereof; (ii) if a corporation, partnership, or limited liability company or partnership, or association, joint stock company, trust, unincorporated organization or other entity, represents that such entity was not formed for the specific purpose of acquiring this Note, such entity is duly organized, validly existing and in good standing under the laws of the state of its organization, the consummation of the transactions contemplated hereby is authorized by, and will not result in a violation of state law or its charter or other organizational documents, such entity has full power and authority to execute and deliver this Note and all other related agreements or certificates and to carry out the provisions hereof and thereof and to purchase and hold this Note, the execution and delivery of this Note has been duly authorized by all necessary action, this Note has been duly executed and delivered on behalf of such entity and is a legal, valid and binding obligation of such entity; or (iii) if executing this Note in a representative or fiduciary capacity, represents that it has full power and authority to execute and deliver this Note in such capacity and on behalf of the subscribing individual, ward, partnership, trust, estate, corporation, or limited liability company or partnership, or other entity for whom the Holder is executing this Note, and such individual, partnership, ward, trust, estate, corporation, or limited liability company or partnership, or other entity has full right and power to perform pursuant to this Note and make an investment in the Company, and represents that this Note constitutes a legal, valid and binding obligation of such entity. The execution and delivery of this Note will not violate or be in conflict with any order, judgment, injunction, agreement or controlling document to which the Holder is a party or by which it is bound.

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(e) Solicitation. The Holder is unaware of, is in no way relying on, and did not become aware of the offering of this Note through or as a result of, any form of general solicitation or general advertising including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, in connection with the offering and sale of this Note and is not subscribing for this Note and did not become aware of the offering of this Note through or as a result of any seminar or meeting to which the Holder was invited by, or any solicitation of a subscription by, a Person not previously known to the Holder in connection with investments in securities generally. (“Person”) means an individual, a corporation, partnership, limited liability company, association, trust, unincorporated organization, or other legal entity or organization, or any government or governmental agency.)

(f) Brokerage Fees. The Holder has taken no action that would give rise to any claim by any Person for brokerage commissions, finders’ fees or the like relating to this Note or the transaction contemplated hereby.

(g) Knowledge and Experience. The Holder and/or the Holder’s attorney, accountant, purchaser representative and/or tax advisor, if any (collectively, the “Advisors”), as the case may be, has such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities, so as to enable it to utilize the information made available to it in connection with this Note to evaluate the merits and risks of an investment in this Note and the Company and to make an informed investment decision with respect thereto.

(h) Holder Liquidity. The Holder has adequate means of providing for such Holder’s current financial needs and foreseeable contingencies and has no need for liquidity of its investment in this Note for an indefinite period of time, and after purchasing this Note the Holder will be able to provide for any foreseeable current needs and possible personal contingencies. The Holder must bear and acknowledges the substantial economic risks of the investment in this Note including the risk of illiquidity and the risk of a complete loss of this investment.

(i) High Risk Investment. The Holder is aware that an investment in this Note involves a number of very significant risks and has carefully researched and reviewed and understands the risks of, and other considerations relating to, the purchase of this Note.

(j) Reliance on Exemptions. The Holder understands that this Note is being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Holder set forth herein in order to determine the availability of such exemptions and the eligibility of such Holder to acquire such securities. The Holder further acknowledges and understands that the Company is relying on the representations and warranties made by the Holder hereunder and that such representations and warranties are a material inducement to the Company to sell this Note to the Holder.

(k) Information. The Holder and/or its Advisors have been furnished with all documents and materials relating to the business, finances and operations of the Company and information that Holder or its Advisors requested and deemed material to making an informed investment decision regarding its purchase of this Note. The Holder and its Advisors have been afforded the opportunity to review such documents and materials and the information contained therein. The Holder and its Advisors have been afforded the opportunity to ask questions of the Company and its management. The Holder understands that such discussions, as well as any written information provided by the Company, were intended to describe the aspects of the Company’s business and prospects which the Company believes to be material, but were not necessarily a thorough or exhaustive description, and except as expressly set forth in this Note, the Company makes no representation or warranty with respect to such information or the completeness thereof and makes no representation or warranty of any kind with respect to any information provided by any entity other than the Company. Some of such information may include projections as to the future performance of the Company, which projections may not be realized, may be based on assumptions which may not be correct and may be subject to numerous factors beyond the Company’s control. Additionally, the Holder understands and represents that he, she or it is purchasing this Note notwithstanding the fact that the Company may disclose in the future certain material information the Holder has not received, including the financial results of the Company for its current fiscal quarter. Neither such inquiries nor any other due diligence investigations conducted by such Holder or its Advisors shall modify, amend or affect such Holder’s right to rely on the Company’s representations and warranties contained in Section 3.01 of this Note. Each Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of this Note.

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(l) No Other Representations or Information. In evaluating the suitability of an investment in this Note, the Holder has not relied upon any representation or information (oral or written) with respect to the Company, or otherwise, other than as stated in this Note. No oral or written representations have been made, or oral or written information furnished, to the Holder or its Advisors, if any, in connection with the offering of this Note.

(m) Transfer or Resale. The Holder understands that: (i) this Note has not been and is not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, or (B) such Holder shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that the portion of this Note to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration requirements; (ii) any sale of this Note made in reliance on Rule 144 under the Securities Act (or a successor rule thereto) (“Rule 144”) may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of this Note under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) the Company is not and no other Person is under any obligation to register this Note under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. No market for resale for the Notes exists, nor can there be any assurance that this Note will be freely transferable at any time in the foreseeable future.

(n) Authorization, Enforcement. The Holder has the requisite power and authority to purchase this Note, which has been duly authorized by all necessary corporate or partnership action, and no further consent or authorization of such Holder or its Board of Directors, stockholders, partners, members, as the case may be, is required.

(o) No Legal Advice from the Company. Each Holder acknowledges that it had the opportunity to review this Note and the transactions contemplated by this Note with its own Advisors. Each Holder is relying solely on such Advisors and not on any statements or representations of the Company or any of its employees, representatives or agents for legal, tax, economic and related considerations or investment advice with respect to this investment, the transactions contemplated by this Note or the securities laws of any jurisdiction.

(p) Reliance. Any information which the Holder has heretofore furnished or is furnishing herewith to the Company is complete and accurate and may be relied upon by the Company in determining the availability of an exemption from registration under U.S. federal and state securities laws in connection with the offering of the Notes. The Holder further represents and warrants that it will notify and supply corrective information to the Company immediately upon the occurrence of any change therein. Within five (5) days after receipt of a request from the Company, the Holder will provide such information and deliver such documents as may reasonably be necessary to comply with any and all laws and ordinances to which the Company is subject.

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Article IV. MISCELLANEOUS

Section 4.01 Notices. Notices regarding this Note shall be sent to the parties at the following addresses, unless a party notifies the other parties, in writing, of a change of address:

If to the Company:

55 Greens Farms Road, 1st Floor

Westport, CT 06880

Attn: Lora Mikolaitis

Telephone: 203-409-5444 ext 117

Facsimile: 203-429-5044

E-mail: bsgmstock@biosigtech.com

With a copy (which shall not constitute notice) to:

Sichenzia Ross Ference Carmel LLP

Attention of Gregory Sichenzia

Facsimile: 212 930 9725

E-mail: gsichenzia@srfc.law

If to the Holder:	At the address set forth on the signature page hereof

Section 4.02  Governing Law; Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party hereto agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) may be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such New York Courts are improper or inconvenient venue for such proceeding; provided, however, that any suit seeking enforcement or collection of this Note may be brought, at the Holder’s option, in the courts of any other jurisdiction where the Holder elects to bring such action. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Section 4.03 Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver by the Company or the Holder must be in writing.

Section 4.04 Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

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Section 4.05 Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day. “Business Day” means any day except any Saturday, any Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

Section 4.06 Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

Section 4.07 Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

Section 4.08 Entire Agreement and Amendments. This Note, together with the Purchase Agreement and the other Transaction Documents, represents the entire agreement between the parties hereto with respect to the subject matter hereof and there are no representations, warranties or commitments, except as set forth herein. This Note may be amended only by an instrument in writing executed by the parties hereto; provided, however, that with the written consent of the Company and of the Majority Holders, the Maturity Date may be extended for up to one (1) year.

Section 4.09 Transfer. This Note shall not be transferred or assigned by the Holder except in accordance with the provisions hereof.

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IN WITNESS WHEREOF, with the intent to be legally bound hereby, the Company has executed this Note as of the Original Issue Date written above.

BIOSIG TECHNOLOGIES, INC.

By:
Name:	Frederick D. Hrkac
Title:	President

Acknowledged and agreed:

HOLDER (individual)	HOLDER (entity)

Signature	Name of Entity

Print Name	Signature

Print Name:

Title:

Address of Principal Residence:	Address of Executive Offices:

Social Security Number(s):	IRS Tax Identification Number:

Telephone Number:	Telephone Number:

Facsimile Number:	Facsimile Number:

E-mail Address:	E-mail Address:

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BioSig Technologies, Inc.

ACCREDITED INVESTOR CERTIFICATION

(all purchasers of the Notes must INITIAL where appropriate)

By initialing you certify that:

PART I: For Individual Purchasers Only

Initial ________	I have a net worth, or joint net worth with my spouse or spousal equivalent, of more than US$1,000,000. (“Net worth” means the excess of total assets at fair market value (including personal and real property, but excluding the estimated fair market value of your primary home) over total liabilities. “Total liabilities” excludes any mortgage on the primary home in an amount of up to the home’s estimated fair market value as long as the mortgage was incurred more than 60 days before the Securities are purchased, but includes (i) any mortgage amount in excess of the home’s fair market value and (ii) any mortgage amount that was borrowed during the 60-day period before the closing date for the sale of the Securities for the purpose of investing in the Securities. “Spousal equivalent” means a cohabitant occupying a relationship generally equivalent to that of a spouse. “Joint net worth” is the aggregate net worth of a person and spouse or spousal equivalent; assets do not need to be held jointly to be included in the calculation.)

Initial ________	I have had an individual income in excess of US$200,000 in each of the two most recent calendar years, or joint income with my spouse or spousal equivalent in excess of US$300,000 in each of those years, and have a reasonable expectation of reaching the same income level in the current calendar year. (“Income” means annual adjusted gross income, as reported for federal income tax purposes, plus (i) the amount of any tax-exempt interest income received; (ii) the amount of losses claimed as a limited partner in a limited partnership; (iii) any deduction claimed for depletion; (iv) amounts contributed to an IRA or Keogh retirement plan; (v) alimony paid; and (vi) any gains excluded from the calculation of adjusted gross income pursuant to the provisions of Section 1202 of the Internal Revenue Code of 1986, as amended.)

Initial ________	I hold in good standing one of the following professional licenses: the General Securities Representative license (Series 7), the Private Securities Offerings Representative license (Series 82), or the Investment Adviser Representative license (Series 65).

Initial ________	I am a director or executive officer of BioSig Technologies, Inc.

PART II: For Non-Individual Purchasers (Entities)

The Purchaser is:

Initial ________	A bank, as defined in Section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in an individual or a fiduciary capacity.

Initial ________	A broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended.

Initial ________	An investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state.

Initial ________	An investment adviser relying on the exemption from registering with the SEC under Section 203(l) or (m) of the Investment Advisers Act of 1940.

Initial ________	An insurance company, as defined in Section 2(a)(13) of the Securities Act.

Initial ________	An investment company registered under the Investment Company Act of 1940 or a business development company, as defined in Section 2(a)(48) of that act.

Initial ________	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

Initial ________	A Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Act.

Initial ________	A plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if the plan has total assets in excess of US$5 million.

Initial ________	An employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is being made by a plan fiduciary, as defined in Section 3(21) of such act, and the plan fiduciary is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, or if the employee benefit plan has total assets in excess of US$5 million, or if the employee benefit plan is a self-directed plan in which investment decisions are made solely by persons that are accredited investors.

Initial ________	A private business development company, as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

Initial ________	A corporation, Massachusetts or similar business trust, partnership, or limited liability company or an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, that was not formed for the specific purpose of acquiring the Securities, and that has total assets in excess of US$5 million.

Initial ________	A trust with total assets in excess of US$5 million not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

Initial ________	An entity of a type not listed above, that is not formed for the specific purpose of acquiring the Securities and owns investments in excess of US$5 million. For purposes of this clause, “investments” means investments as defined in Rule 2a51-1(b) under the Investment Company Act of 1940.

Initial ________	A family office, as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940, that (i) has assets under management in excess of US$5 million; (ii) is not formed for the specific purpose of acquiring the Securities and (iii) has a person directing the prospective investment who has such knowledge and experience in financial and business matters so that the family office is capable of evaluating the merits and risks of the prospective investment.

Initial ________	A family client, as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940, of a family office meeting the requirements of the immediately preceding clause and whose prospective investment in the Issuer is directed by that family office pursuant to subclause (iii) of the immediately preceding item.

Initial ________	An entity in which all of the equity owners (whether entities themselves or natural persons) are accredited investors in one or more of the categories described above. Please also see “Additional Questions for Certain Accredited Investors” below.

Additional Questions for Certain Accredited Investors:

If the undersigned entity has checked the last item above, please complete the following:

(1)	What type of entity is the purchaser?

(2)	List all equity owners of the purchaser (whether entities themselves or natural persons):

(3)	Have each equity owner that is a natural person respond individually to Part I of this Certification. Have each equity owner that is an entity respond separately to Part II of this Certification. Please attach these responses as additional pages to the back of this Certification.

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